Exhibit 6.10

FIRST AMENDMENT TO LOAN AGREEMENT

This First Amendment to the Loan Agreement (this “Amendment”) is entered into effective as of August 10, 2017, by and between To The Stars Academy of Arts and Science Inc., a Delaware public benefit corporation (“Borrower”), and Our Two Dogs, Inc., a California corporation (“Lender”), with reference to the following facts:

A.       Lender and Borrower’s subsidiary To The Stars, Inc. (“TTS”) entered into a loan agreement dated April 26, 2017 (the “Loan Agreement”).

B.       The Loan Agreement was assumed by Borrower on May 25, 2017.

C.       Borrower and Lender desire to amend the Loan Agreement in accordance with Paragraph 4(b) thereof and to memorialize such amendment on the terms and conditions set forth herein.

Now, therefore, in consideration of the foregoing premises, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties hereby amend the Loan Agreement:

1.       Paragraph 1 of the Loan Agreement is deleted in its entirety and hereby replaced with the following:

Loans and Expenses. Lender hereby agrees to lend to Borrower the principal amount of up to three hundred thousand dollars ($300,000.00), and Borrower further acknowledges that Lender previously loaned Borrower a principal amount of three hundred thousand dollars ($300,000.00) on April 1, 2016 for a total aggregate principal amount of up to six hundred thousand dollars ($600,000.00) and accrued interest of thirteen thousand five hundred dollars ($13,500.00), which (together with all interest accrued on such principal amounts and unpaid as of the date hereof) collectively constitute the Loans outstanding as of the date hereof. Such Loans shall bear interest at a rate of six percent (6.0%) per annum commencing from the date of funding until the aggregate principal amount and all accrued interest thereon are paid in full (such aggregate principal amount of the Loans outstanding from time to time and any accrued and unpaid interest thereon from time to time outstanding as of any specified time, the “Loan Amount”). All costs and expenses incurred by Lender in connection with making, administering, collecting and enforcing the terms of any Loans made to Borrower shall be payable by Borrower upon demand, and any such cost and expenses amounts that are not timely paid shall be added to the Loan Amount as principal and shall accrue interest at the rate provided above until paid in full.

2.       All other terms and provisions of the Loan Agreement shall apply to this Amendment.

[signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this Amendment effective as of the date first set forth above.

BORROWER:

TO THE STARS ACADEMY OF ARTS AND SCIENCE INC., a Delaware Public Benefit Corporation

By:	/s/ James Semivan
Name:	James Semivan
Title:	VP Operations

LENDER:

Our Two Dogs, Inc., a California Corporation

/s/ Thomas M. DeLonge
Name:	Thomas M. DeLonge
Title:	CEO